================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                                (Amendment No. 2)


                          good times restaurants inc.
--------------------------------------------------------------------------------
                                (Name of issuer)


                  COMMON STOCK, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    382140879
--------------------------------------------------------------------------------
                                 (CUSIP number)


                               October 13, 2016
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |X| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)


--------------------------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  382140879                                        Page 2 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Delta Partners LP
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 1,738,973 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,738,973 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,738,973 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.2% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           PN, IA
================================================================================


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  382140879                                          Page 3 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Charles Jobson
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 1,738,973 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,738,973 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,738,973 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.2% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           IN
================================================================================


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  382140879                                          Page 4 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Delta Partners GP, LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 1,738,973 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              1,738,973 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,738,973 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.2% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  382140879                                          Page 5 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Prism Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             954,843 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              954,843 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           954,843 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.8% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           PN
================================================================================


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  382140879                                          Page 6 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Delta Advisors, LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 954,843 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              954,843 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           954,843 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.8% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  382140879                                          Page 7 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Prism Offshore Fund, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             784,130 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              784,130 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           784,130 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.4% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


ITEM 1(a).  NAME OF ISSUER:

            good times restaurants inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	    141 Union BLVD, Suite 400
            Lakewood, CO 80228

ITEM 2(a).  NAMES OF PERSON FILING:


            Delta Partners LP, a Delaware Limited Partnership
            Charles Jobson, United States Citizen
	    Delta Partners GP, LLC, a Delaware Limited Liability Company Prism Partners, L.P., a Delaware Limited Partnerhip
            Delta Advisors, LLC, a Delaware Limited Liability Company Prism Offshore Fund, Ltd, a Cayman Islands Company

ITEM 2(b).  BUSINESS MAILING ADDRESS FOR EACH PERSON FILING:

            Each of the reporting persons & entities has a business address of:

            One International Place, Suite 2401
            Boston, MA 02110


ITEM 2(c).  CITIZENSHIP:

            Shown in item 2(a) above


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.001 per share

ITEM 2(E).  CUSIP NUMBER:

                                   382140879

ITEM3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
       WHETHER THE PERSON FILING IS A:

       (e) An investment advisor in accordance with 240.13d-1(b)(1)(ii)(E)


If this statement is filed pursuant to Rule 240,13d-1(c), check this box [x].

ITEM 4.  OWNERSHIP:

      DELTA PARTNERS LP *
      (a) Amount Beneficially Owned:   1,738,973 common stock
                                     -------------------------------------------
      (b) Percent of Class:     14.2% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:1,738,973 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None
                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of:1,738,973 common stock

                                                                     ---------
Delta Partners GP, LLC *
      (a) Amount Beneficially Owned:   1,738,973 common stock
                                     -------------------------------------------
      (b) Percent of Class:     14.2% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote: None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:1,738,973 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None

                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of:1,738,973
								    common stock
                                                                       ---------
Prism Offshore Fund, Ltd *
      (a) Amount Beneficially Owned:  784,130  common stock
                                     -------------------------------------------
      (b) Percent of Class:     6.4% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote: 784,130 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote: None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 784,130 common stock
                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of: None

                                                                       ---------

      CHARLES JOBSON *
      (a) Amount Beneficially Owned:   1,738,973 common stock
                                     -------------------------------------------
      (b) Percent of Class:    14.2% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:1,738,973 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None

                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of:1,738,973 common stock
                                                                       ---------

      PRISM PARTNERS, L.P. *
      (a) Amount Beneficially Owned:   954,843 common stock
                                     -------------------------------------------
      (b) Percent of Class:    7.8% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote: 954,843 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote: None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: 954,843
								   common stock
                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of: None

                                                                       ---------
      DELTA ADVISORS, LLC *
      (a) Amount Beneficially Owned:   954,843 common stock
                                     -------------------------------------------
      (b) Percent of Class:    7.8% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote: 954,843 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None

                                                                    ------------
          (iv)shared power to dispose or to direct the disposition of: 954,843 common stock
                                                                       ---------




* Shares reported for Delta Partners, LP, Delta Partners GP, LLC and Charles Jobson include shares beneficially owned by Prism Partners L.P., and Prism Offshore Fund Limited. Shares reported by Delta Advisors, LLC inlcude shares beneficially owned by Prism Partners, L.P.



Item 5.  Ownership of Five Percent or Less of a Class:

       				 Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                 Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                 Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                                 Not Applicable

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: October 19, 2016



                                          DELTA PARTNERS, LP
                                          By:  Delta Partners GP, LLC
					       its general partner
				          By:  /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Managing Member


                                          CHARLES JOBSON
                                          By:  Charles Jobson
                                               ---------------------------------

                                          DELTA PARTNERS GP, LLC
                                          By:  /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Managing Member

					  PRISM PARTNERS, L.P.
                                          By:  Delta Advisors, LLC
					       its general partner
					  By:  /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Managing Member

					  DELTA ADVISORS, LLC
                                          By:  /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Managing Member

					  PRISM OFFSHORE FUND, LTD
					  By:  Delta Partners, LP
					       its investment manager
                                               /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Partner

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of good times restaurants inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 19th day of October 2016.



  					  DELTA PARTNERS, LP
                                          By:  Delta Partners GP, LLC
					       its general partner
				          By:  /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Managing Member


                                          CHARLES JOBSON
                                          By:  Charles Jobson
                                               ---------------------------------

                                          DELTA PARTNERS GP, LLC
                                          By:  /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Managing Member

					  PRISM PARTNERS, L.P.
                                          By:  Delta Advisors, LLC
					       its general partner
					  By:  /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Managing Member

					  DELTA ADVISORS, LLC
                                          By:  /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Managing Member

					  PRISM OFFSHORE FUND, LTD
					  By:  Delta Partners, LP
					       its investment manager
                                               /s/ Charles Jobson
                                               ---------------------------------
                                               Charles Jobson, Partner